UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 11, 2007
ENCORE ACQUISITION COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-16295 (Commission File Number)	75-2759650 (IRS Employer Identification No.)

777 Main Street, Suite 1400, Fort Worth, Texas (Address of principal executive offices)	76102 (Zip Code)
Registrant’s telephone number, including area code: (817) 877-9955
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
     On January 23, 2007, Encore Acquisition Company, a Delaware corporation (“Encore”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Howell Petroleum Corporation and Kerr-McGee Oil & Gas Onshore LP to acquire (the “Acquisition”) certain oil and natural gas properties and related assets in the Williston Basin of Montana and North Dakota (the “Williston Basin Assets”).
     The closing of the Acquisition occurred on April 11, 2007. Prior to the closing of the Acquisition, Encore assigned all of its rights and duties under the Purchase Agreement to Encore Operating, L.P., a Texas limited partnership and indirect wholly owned subsidiary of Encore (“Encore Operating”), which further assigned all of its rights and duties under the Purchase Agreement to Encore Exchange, LLC, a Delaware limited liability company unaffiliated with Encore or Encore Operating (“Encore Exchange”).
     The Acquisition has been structured so as to qualify as the first step of a reverse like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), and I.R.S. Revenue Procedure 2000-37. The Williston Basin Assets were acquired by Encore Exchange as an “exchange accommodation titleholder.” Encore Exchange will hold the assets pursuant to a qualified exchange accommodation agreement until the second step of the like-kind exchange is completed. In the interim, Encore Operating will operate the Williston Basin Assets pursuant to a management agreement with Encore Exchange.
     The purchase price for the Williston Basin Assets was approximately $392.5 million. In connection with the like-kind exchange described above, Encore (through Encore Operating) loaned an amount equal to the purchase price to Encore Exchange. The purchase price was paid from borrowings under Encore’s five-year amended and restated credit agreement, which was entered into on March 7, 2007 (the “Credit Agreement”). The borrowing base under the Credit Agreement, which was initially $650 million, was increased automatically to $950 million upon the closing of the Acquisition. As of April 11, 2007, Encore had $866.9 million outstanding under the Credit Agreement.
     The purchase price for the Williston Basin Assets was determined based on arm’s length negotiations. Prior to the Acquisition, there were no material relationships between the sellers, on the one hand, and Encore or any of its affiliates, directors, officers, or any associate of such directors or officers, on the other hand.
     The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference herein.
     This Current Report on Form 8-K contains forward-looking statements, which give our current expectations or forecasts of future events. You can identify our forward-looking statements by the fact that they do not relate strictly to historical or current facts. In particular, forward-looking statements included in this Current Report on Form 8-K relate to, among other things, whether the transaction will qualify as a like-kind exchange under Section 1031 of the Code, the benefits to be derived from the like-kind exchange, Encore’s obligations under the documentation relating to the like-kind exchange, Encore’s ability to satisfactorily complete the like-kind exchange (which will require, among other things, the disposition of certain properties currently owned by Encore) and other statements that are not historical facts. You are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. Encore’s actual results may differ significantly from the results discussed in the forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, a potential failure to satisfy the requirements of Section 1031 of the Code and difficulties associated with disposing of existing properties in a timely manner. If one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Item 9.01 Financial Statements and Exhibits
     (a), (b) Financial Statements of Businesses Acquired; Pro Forma Financial Information
     Pursuant to Item 9.01(a)(4) and Item 9.01(b)(2) of Form 8-K, Encore will amend this filing not later than 71 calendar days after April 17, 2007, to file the financial statements required by Rule 3-05(b) of Regulation S-X and Article 11 of Regulation S-X.
(d)	Exhibits

2.1	Purchase and Sale Agreement dated January 23, 2007 among Howell Petroleum Corporation, Kerr-McGee Oil & Gas Onshore LP, and Encore Acquisition Company (incorporated by reference to Exhibit 2.1 to Encore’s Current Report on Form 8-K filed on January 26, 2007).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE ACQUISITION COMPANY
Date: April 17, 2007	By:	/s/ Robert C. Reeves
Robert C. Reeves
Senior Vice President, Chief Financial Officer, and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Purchase and Sale Agreement dated January 23, 2007 among Howell Petroleum Corporation, Kerr-McGee Oil & Gas Onshore LP, and Encore Acquisition Company (incorporated by reference to Exhibit 2.1 to Encore’s Current Report on Form 8-K filed on January 26, 2007).